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                                                                   EXHIBIT 10.11

                      CHANGE IN CONTROL SEVERANCE AGREEMENT

         AGREEMENT made as of January 04, 2001 between CELERIS CORPORATION, a Minnesota corporation (the "Company"), and PAUL R. JOHNSON (the "Senior Manager").

         WHEREAS, the Senior Manager is employed by Company and the Company recognizes that the Senior Manager's contribution to the Company's growth and success has been and continues to be substantial;

         WHEREAS, the Company wishes to encourage the Senior Manager to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Senior Manager for a period of time in the event of a Change in Control of the Company;

         NOW, THEREFORE, In consideration of the mutual agreements set forth herein and for other good and valuable consideration, the Company and the Senior Manager hereby agree as follows:

         1.       Definitions.

         (a) "Base Salary" shall mean the Senior Manager's regular annual rate of base pay as of the date in question.

         (b) "Cause" shall mean the Senior Manager's serious, willful misconduct with respect to Senior Manager's duties under this Agreement, including but not limited to conviction for a felony; fraud, misappropriation, or embezzlement in connection with the Company's business, insubordination, neglect of duties, repeated failure to meet stated goals, or conviction of a misdemeanor involving moral turpitude or perpetration of a common law fraud, in each case which has resulted or is likely to result in economic damage or public embarrassment to the Company, but only if such has continued after receipt of such notices and cure periods as are provided for by the Company's disciplinary process as in effect on the Change in Control Date.

         (c)      A "Change of Control" shall be deemed to have taken place if
(i) any person, corporation, or other entity or group, including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company having thirty percent (30%)or more of the total number of votes that may be cast for the election of Directors of the Company;
(ii) as the result of, or in connection with, any contested election that the Board of Directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets, or (iii) at any time (a) the Company shall consolidate or merge with any other Person and the Company shall not be the continuing or surviving corporation, (b) any Person shall consolidate or merge with the Company and the


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Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or
(d) the Company shall sell or otherwise transfer fifty percent (50%)or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons, or (e) the Company shall sell at least eighty percent (80%) of the capital stock of the Company to a Person other than the Company or any direct or indirect affiliate thereof, such that, after such sale, such person owns at least eighty percent (80%) of such stock and neither the Company nor any affiliate thereof directly or indirectly owns more than twenty percent (20%) of the capital stock or other securities of the Company; provided, however, that a "Change of Control" shall not occur as a result of any public offering or series of public offerings of the capital stock of the Company or any distribution, spin-off other transfer to the Company's shareholders of the capital stock of the Company.

         (d) The "Change in Control Date" shall mean the date immediately prior to the effectiveness of the Change in Control.

         (e) The Senior Manager shall have "Good Reason" to terminate employment within one (1) year of Change in Control if, without Senior Manager's consent: (i) the Senior Manager's duties, responsibilities or authority are materially reduced or diminished from those in effect on the Change in Control
Date: (ii) the Senior Manager's compensation or benefits are reduced by more than five percent (5%) in the aggregate of those amounts in effect on the Change in Control Date; (iii) the Company reduces by more than ten percent (10%) the potential earnings of the Senior Manager under any performance based bonus or incentive plan of the Company in effect on the Change in Control Date; (iv) the Company requires that the Senior Manager's employment be based at a location other than the location at the Change in Control Date; (v) any purchaser, assign, surviving corporation, or successor of the Company or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder pursuant to Section 14 hereof; or (vii) the Company breaches any of the provisions of this Agreement and such breach continues for a period of thirty (30) days following written notice thereof by Senior Manager.

         (f)      "Person" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

         (g) "Termination of Employment" shall mean the termination of the Senior Manager's employment by the Company other than such a termination in connection with an offer of immediate reemployment by a successor or assign of the Company under terms and conditions which would not permit the Senior Manager to terminate his employment for Good Reason.

         2. Term. The initial of this Agreement shall be for the period commencing on January 4,


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2001, or (the "Effective Date") and ending on January 4, 2002.

         3. Eligibility for Severance Benefits. The Senior Manager shall he eligible for the benefits described in Paragraph 4 (the "Severance Benefits") if, during the Term there has been a Change in Control and during the one-year period commencing on the Change in Control Date, the Senior Manager has a Termination of Employment initiated (i) by the Company without Cause or (ii) by the Senior Manager for Good Reason.

         4. Severance Benefit. Upon satisfaction of the requirements set forth in Paragraph 3, the Senior Manager shall be entitled to the following Severance Benefits:

                  (a) Cash Payment. The Senior Manager shall be entitled to receive an amount of cash equal to 1 year of the Senior Manager's Base Salary in effect on the Change in Control Date. The payment shall be made in a single lump sum upon the Senior Manager's Termination of Employment unless the Senior Manager shall have elected another method on the signature page hereof.

                  (b) Long-Term Incentive Award: Equity-Based Compensation. To the extent not already vested, any and all options, phantom units, restricted stock and other awards or incentives granted to Senior Manager pursuant to any such plan to purchase Company stock or which is measured by the current market value of Company stock shall fully and immediately vest.

                  (c) Continuation of Benefits. To the extent legally permitted, for a period of one (1) year following the Termination of Employment, the Senior Manager shall be treated as if he or she had continued to be an employee for all purposes under the Company's medical and dental plans, and, following this period, the Senior Manager shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA ("COBRA" Benefits) treating the end of this period as a termination of the Senior Manager's employment (other than for gross misconduct). To the extent the foregoing is not legally permitted, the Company shall pay to Senior Executive a lump sum in an amount reasonably believed by it to permit Senior Manager to obtain similar benefits pursuant to one or more private policies or plans.

         5. Employment At-Will. Notwithstanding anything to the contrary contained herein, the Senior Manager's employment with the Company is not, as a result of this agreement, for any specified term and may be terminated, subject to any provisions of an employment agreement if such exists, by the Senior Manager or by the Company at any time, for any reason, with or without cause, without liability except with respect to the payments provided hereunder or as required by law or any other contract or employee benefit plan.

         6. Limit on Other Severance Benefits. Senior Manager acknowledges and agrees that the benefits payable pursuant to this Agreement are the sole benefits payable to the Senior Manager upon termination following Change in Control, except those benefits which are to be made available to the Senior Manager as required by applicable law.


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         7.       Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the city of Nashville, Tennessee, using a single arbitrator, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The Company shall pay all costs of the arbitration and all reasonable attorneys' and accountants' fees of the Senior Manager in connection therewith.

         8. No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Senior Manager provided for in this Agreement.

         9. No Mitigation Obligation. The parties hereto expressly agree that the payment of the benefits by the Company to the Senior Manager in accordance with the terms of this Agreement will be liquidated damages, and that the Senior Manager shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Senior Manager hereunder or otherwise.

         10. Successors. This Agreement shall not be terminated by any Change in Control. The Company shall require the other party to a Change in Control transaction to assume and agree to perform this Agreement as a condition to such transaction. This Agreement shall not otherwise be assignable, transferable or delegable by the Company or Senior Manager.

         11. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Senior Manager's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

         12. Governing Law. This Agreement shall be interpreted, administered and enforced in accordance with the laws of the State of Tennessee.

         13. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

                  (a) If to the Company, addressed to its principal Senior Manager offices to the attention of its Chief Executive Officer;

                  (b) If to the Senior Manager, to him or her at the address set forth below under the Senior Manager's signature, or at any such other address as either party shall have specified by


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notice in writing to the other.

         14. Amendments; Waivers. This Agreement may not be modified, amended, or terminated other than by the terms hereof or by an instrument in writing, signed by the Senior Manager and by a duly authorized representative of the Company. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

         15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

         16. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

         17. Indemnification. The Company shall indemnify, defend, and hold the Senior Manager harmless from and against any liability, damages, costs, or expenses (including attorneys' fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Company, unless it is judicially determined, in a final, nonappealable order, that the Senior Manager was guilty of gross negligence or willful misconduct.

         58. Other Agreements. This Agreement shall control as to the matters stated herein and conflicting provisions in other agreements with respect to the subject matter hereof shall be null and void.


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         The parties have duly executed this Agreement as of the date first written above.


                                     CELERIS CORPORATION



                                     By: /s/ BARBARA CANNON
                                         ---------------------------------------
                                         BARBARA CANNON, Chief Executive Officer


                                     SENIOR MANAGER:



                                     /s/ PAUL R. JOHNSON
                                     -------------------------------------------
                                         PAUL R. JOHNSON



                                     Address of Senior Manager:

                                     _________________________________

                                     _________________________________

Form of Cash Benefit Payment Paragraph 4(a):

[X]      One lump sum payment

[ ] Equal monthly installment payments each in the amount of Senior Manager's monthly Base Salary as of the date of termination of employment.


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